Exhibit 10.2

SECOND AMENDMENT, WAIVER AND RATIFICATION

dated as of April 13, 2015

Among

PCS LINK, INC. d/b/a GREENWOOD & HALL,

as the Borrower,

GREENWOOD HALL, INC.

as the Guarantor,

and

OPUS BANK,

as the Bank

Re Amended and Restated Credit Agreement dated as of July 18, 2014

SECOND AMENDMENT, WAIVER AND RATIFICATION

THIS SECOND AMENDMENT, WAIVER AND RATIFICATION dated as of April 13, 2015 (this “Amendment”) is by and among (a) PCS LINK, INC., a California corporation d/b/a Greenwood & Hall (“Borrower”), (b) GREENWOOD HALL, INC., a Nevada corporation (“Guarantor,” and together with the Borrower, collectively, “Credit Parties”), and (c) OPUS BANK, a California commercial bank, as Bank (“Bank”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the below defined Loan Agreement.

WITNESSETH:

WHEREAS, the Credit Parties and Bank entered into that certain Amended and Restated Credit Agreement dated as of July 18, 2014, as amended by that certain First Amendment, Waiver and Ratification, dated as of December 12, 2014 (the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement;

WHEREAS, certain Events of Default have occurred and are continuing under Section 9.1B. of the Loan Agreement due to the Credit Parties’ failure to comply with (a) the requirements of Section 6.3A. of the Loan Agreement (Senior Funded Debt to EBITDA Ratio) for the fiscal quarter ended December 31, 2014 and (b) the requirements of Section 6.3B. of the Loan Agreement (Minimum Asset Coverage Ratio) for the months ended November 30, 2014, December 31, 2014, January 31, 2014 and February 28, 2014 (collectively, the “Acknowledged Events of Default”);

WHEREAS, the Credit Parties have requested that Bank waive the Acknowledged Events of Default and amend certain provisions of the Loan Agreement;

WHEREAS, Bank is willing to waive the Acknowledged Events of Default and make such amendments to the Loan Agreement, each in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, concurrently herewith, California United Bank and Colgan agree to permit the transactions set forth herein regardless of the terms of the Omnibus Amendment, Reaffirmation and Ratification dated as of December 18, 2014.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.             Amendments. From and after the Effective Date, the Loan Agreement is hereby amended as follows:

(a)          The definition of Maturity Date in each Note is hereby amended to read as follows:

“Maturity Date” means January 1, 2016.

(b)          Section 3 of the Loan Agreement is hereby amended and supplemented by adding therein a new Section 3.40A as follows:

“3.40A “Second Amendment” means the Second Amendment, Waiver and Ratification dated as of April 13, 2015, by and among Borrower, Guarantor and Bank.

(c)          Section 4.4 of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“4.4 Conditions Precedent to Extensions of Credit after the Second Amendment Effective Date. Notwithstanding anything to the contrary in the Loan Agreement, Bank shall make the following advances under Facility B:

(i)          an additional $300,000 on the Second Amendment Effective Date (as defined in Section 8 of the Second Amendment), and up to an additional $200,000, not to exceed $50,000 per week, over the next four (4) weeks, all of which additional advances pursuant to this subsection (i), together with all other advances outstanding under this Agreement, shall bear interest at the rate of 5.8125% per annum unless and until Bank makes the advances described in subsection (ii) below; and

(ii)         so long as: (A) Bank has received evidence acceptable to Bank that Borrower has raised (1) at least $1,000,000 in new cash (equity or subordinated debt) subordinated to Bank’s debt in form and substance acceptable to Bank (‘Acceptable Additional Capital’) by May 15, 2015 (with the understanding that on March 31, 2015, Borrower received $229,782.81 of new cash that will count toward such $ 1,000,000 minimum) and (2) at least another $1,000,000 of Acceptable Additional Capital by June 30, 2015; (B) no new material Events of Default shall have occurred and be continuing; and (C) Borrower shall have demonstrated to Bank’s reasonable satisfaction that Borrower has expended in connection with Borrower’s operations all of the net proceeds to Borrower of all Acceptable Additional Capital raised pursuant to subclauses (1) and (2) of clause (A) above, up to an additional $500,000 in the aggregate, not to exceed $50,000 per week, as and when necessary to permit Borrower to pay its expenses when due in accordance with the Budget delivered by Borrower to Bank pursuant to (and as defined in) Section l(d)(iii) of the Second Amendment, all of which additional advances pursuant to this subsection (ii), together with all additional advances made pursuant to subsection (i) above and all other advances outstanding under this Agreement shall bear interest at the rate of 6.25% per annum. If the Bank determines that any evidence is not satisfactory to it in its sole discretion, the Bank shall be entitled to request and receive additional information and documentation to its satisfaction prior to any such extension of credit.”

(d)          The following covenants are hereby added to the Loan Agreement, failure to comply with which on a timely manner shall constitute an Event of Default:

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(i)          Borrower shall engage and keep engaged an investment banker acceptable to Bank at all times to assist with raising capital and finding potential investors and buyers, and such investment banker shall provide weekly written updates and information to Bank and otherwise be available to communicate directly with Bank and cooperate with Bank;

(ii)         Borrower shall provide weekly written updates to Bank of all proposals, letters of intent, commitments and investments received from existing and new investors and potential buyers, and shall promptly after receipt thereof provide Bank with copies of all signed proposals, letters of intent and commitments;

(iii)        Borrower shall deliver to Bank no later than April 20, 2015: (i) a projected cash flow forecast of Borrower, broken down by week, covering the period commencing on the Second Amendment Effective Date and ending on July 31, 2015; and (ii) a projected cash flow forecast of Borrower, broken down by month, covering the period commencing on August 1, 2015 and ending on December 31, 2015.

(iv)        (A) For each of the weeks of April 20, 2015 through and including July 27, 2015, Borrower shall provide to Bank weekly written rolling updates to the projected cash flow forecast for the period from the Second Amendment Effective Date through July 31, 2015 delivered by Borrower to Bank pursuant to the immediately preceding clause (iii), and (B) for each of the months of August 2015 through and including December 2015, Borrower shall provide to Bank monthly written rolling updates to the projected cash flow forecasts for the period of August 1, 2015 through December 31, 2015 delivered by Borrower to Bank pursuant to the immediately preceding clause (iii); and

(v)         Notwithstanding anything to the contrary in any subordination agreement or Loan Document or other agreement, Borrower shall not make any payments to any subordinated creditors or other persons or entities, except as provided in Borrower’s weekly budget submitted to and approved by Bank. Specifically, all amounts received by Borrower shall be used by Borrower only for its operating needs, and shall not be used to pay any subordinated creditors or other persons or entities, except as provided in Borrower’s weekly budget submitted to and approved by Bank.

(e)          Notwithstanding anything to the contrary set forth in the Loan Agreement or in any other Loan Document, until June 30, 2015 only (the “Financial Covenant Suspension Period”), Borrower shall not be obligated to comply with either the quarterly maximum Senior Funded Debt to EBITDA Ratio covenant set forth in Section 6.3A of the Loan Agreement or the monthly Minimum Asset Coverage Ratio covenant set forth in Section 6.3B of the Loan Agreement. Any breach by Borrower of either of the foregoing financial covenants after the Financial Covenant Suspension Period shall constitute an Event of Default.

(f)          Notwithstanding anything to the contrary set forth in the Loan Agreement or any other Loan Document, until the earlier of (A) August 1, 2015 or (B) the date on which any new material Event of Default occurs (as applicable, the ‘Forbearance Termination Date”), Borrower shall not be obligated to make any scheduled payments of principal or interest to Bank under the Loan Agreement and the other Loan Documents, all of which amounts shall accrue and be due and payable in full on the Maturity Date. All principal and interest payments shall be paid as scheduled from and after the Forbearance Termination Date.

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Section 2.            Waiver of Acknowledged Events of Default.

(a)          Waiver of Acknowledged Events of Default. From and after the Second Amendment Effective Date, notwithstanding the provisions of the Loan Agreement to the contrary, Bank hereby waives, on a one-time basis, the Acknowledged Events of Default.

(b)         Effectiveness of Waiver. This waiver shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or Event of Default other than as specifically waived herein nor as a waiver of any breach or Event of Default of which Bank has not been informed in writing by the Credit Parties, (b) affect the right of Bank to demand compliance by the Credit Parties with all terms and conditions of the Loan Documents, except as specifically modified or waived by this Amendment, (c) be deemed a waiver of any transaction or future action on the part of the Credit Parties requiring Bank’s consent or approval under the Loan Documents, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, Bank’s exercise of any rights or remedies under the Loan Agreement or any other Loan Document, whether arising as a consequence of any Event of Default (other than an Acknowledged Event of Default) which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

Notwithstanding the above waiver, such Acknowledged Events of Default shall not be considered waived for purposes of Sections 6.2L. (Distributions) or 4.2B. (No Default) of the Loan Agreement.

Section 3.          Representations and Warranties. Each Credit Party hereby represents and warrants to Bank as follows:

(a)          After giving effect to this Amendment, no Event of Default has occurred and is continuing.

(b)          The execution, delivery and performance by each Credit Party of this Amendment has been duly authorized by all necessary corporate and other action, no registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) is required in order to be effective and enforceable.

(c)          This Amendment and each of the other Loan Documents constitute the legal, valid and binding respective obligations of each Credit Party, enforceable against it in accordance with their respective terms.

(d)          All representations and warranties of each Credit Party in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

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(e)          Each Credit Party is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon Bank or any other Person.

(f)          Each Credit Party’s respective obligations under the Loan Agreement and under the other Loan Documents, as applicable, are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

Section 4.            Continuing Effectiveness; Ratification of Loan Documents. Each of the Loan Documents shall remain in full force and effect and each of the agreements, guarantees and obligations contained therein (as amended hereby) is hereby ratified and confirmed in all respects.

Section 5.            Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 6.          Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 7.          Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 8.          Closing Conditions; Effectiveness. This Amendment shall become effective as of the day and year set forth above (the “Second Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance acceptable to Bank):

(a)          This Amendment. Bank shall have received a copy of this Amendment duly executed by each of the Credit Parties and Bank.

(b)          CUB and Colgan Waivers. Bank shall have received written evidence that each of California United Bank and Colgan Financial Group, Inc. have waived any defaults or events of default existing as of the Second Amendment Effective Date under their respective agreements with Borrower, and have agreed, notwithstanding anything to the contrary in any agreements between them and Borrower or between them and Bank, not to receive any payments of principal, interest or other amounts from the date hereof through at least the Forbearance Termination Date.

(c)          Hall Guaranty. Bank shall have received an unlimited guaranty, in form and substance acceptable to Bank, duly executed and delivered by John Hall.

(d)          Investment Banker Engagement Letter. Bank shall have received a duly executed copy of a letter amendment of that certain Berenson & Company letter agreement dated November 24, 2014, to extend the Berenson & Company engagement through the new Maturity Date (i.e., January 1, 2016), or Borrower shall engage another investment banking firm reasonably satisfactory to Bank for a period through the new Maturity Date.

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(e)          Default. After giving effect to this Amendment, no Event of Default shall exist.

(f)          Fees and Expenses. Bank shall have received from the Credit Parties such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and Bank’s counsel shall have received from the Credit Parties payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(g)          Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to Bank and its counsel.

Section 9.           Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.          Release of Claims.

(a)          Effective upon the execution hereof, and notwithstanding any failure of Borrower to satisfy any of the conditions precedent set forth in Section 8 above, each of Borrower and Guarantor hereby agrees that, without any further act, Bank, together with its officers, directors, employees, counsel, agents, and attorneys in fact, is fully and forever released and discharged from any and all claims for damages or losses to Borrower or Guarantor (whether these damages or losses are known or unknown, foreseen or unforeseen, or patent or latent) including, without limitation, tort claims, demands, actions and causes of action of any nature, whatsoever arising under or relating to the Loan Documents or any of the transactions related thereto, prior to the date hereof, and each of Borrower and Guarantor waives application of California Civil Code Section 1542.

(b)          Each of Borrower and Guarantor certifies that it has read the following provisions of California Civil Code Section 1542:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

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(c)          Each of Borrower and Guarantor understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each of Borrower and Guarantor acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which they do not know exist, and which, if known, would materially affect their decision to execute this Amendment, regardless of whether their lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

PCS LINK, INC., d/b/a GREENWOOD & HALL, as the Borrower

By:	/s/ John Hall
Printed Name: John Hall
Its: Chief Executive Officer

GREENWOOD HALL, INC., as the Guarantor

By:	/s/ John Hall
Printed Name:John Hall
Its: Chief Executive Officer

OPUS BANK, as Bank

By:	/s/ /s/ Kathryn Specht
Printed Name: Kathryn Specht
Its: Senior Vice President, Special Credits